Todd Heiner Resigns from ZAGG Inc Board of Directors
SALT LAKE CITY (July 30, 2018) - ZAGG Inc (NASDAQ:ZAGG), a leading global mobile lifestyle company, today announced that the Company’s Board of Directors (the “Board”) has accepted the resignation of E. Todd Heiner as a member of the Board.
At the annual meeting of stockholders of the Company held on June 14, 2018, in an uncontested election of directors, Mr. Heiner did not receive more votes in favor of his re-election to the Company’s Board than “withheld” votes. On June 18, 2018, Mr. Heiner tendered to the Board his resignation in accordance with the director resignation policy set forth in the Company’s Bylaws.
After receiving Mr. Heiner’s resignation, the Board initiated a process required by the Bylaws to decide whether to accept his resignation. Pursuant to the requirements of the Bylaws, the Nominating and Governance Committee (the “Nominating Committee”) considered Mr. Heiner’s resignation. Following extensive deliberations, the Nominating Committee unanimously voted to recommend that the Board accept Mr. Heiner’s resignation.  In its regularly scheduled meeting on July 27, 2018, the Board determined that it would be in the best interests of the Company’s stockholders to accept Mr. Heiner’s resignation as a director of the Company, and it unanimously voted to do so.
Mr. Heiner did not participate in the discussions or deliberations of the Nominating Committee or the Board regarding his resignation from the Board. Additional details regarding the deliberations of the Nominating Committee and the Board are available in a Form 8-K filed with the United States Securities and Exchange Commission on July 30, 2018.
About ZAGG Inc
ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, power management solutions, mobile keyboards, and personal audio sold under the InvisibleShield®, mophie®, ZAGG®, and IFROGZ® brands. ZAGG Inc has operations in the United States, Ireland, and China. For more information, please visit the company’s websites at www.zagg.com, and www.mophie.com (the URLs are included here in this exhibit as inactive textual references and information contained on, or accessible through, our websites is not a part of, and is not incorporated by reference into, this report).
Media Contacts:

ZAGG Inc
Jeff DuBois
801-506-7336
jeff.dubois@ZAGG.com

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